Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 21, 2023, except for Note 14, as to which the date is February 14, 2025, with respect to the consolidated financial statements of Aurora Innovation, Inc., included herein.
/s/ KPMG LLP
Santa Clara, California
February 14, 2025